                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                         -----------------------------

                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) of the
                        SECURITIES EXCHANGE ACT OF 1934



     Date of Report  (Date of earliest event reported):  June 18, 1994




                              COMCAST CORPORATION
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)



      Pennsylvania                   0-6983                 23-1709202
    -----------------           -----------------        ----------------
     (State or other            (Commission file          (IRS employer
     jurisdiction of                 number)              identification
     incorporation)                                            no.)



             1500 Market Street, Philadelphia, PA      19102-2148
           --------------------------------------------------------
            (Address of principal executive offices)    (zip code)


     Registrant's telephone number, including area code    (215) 665-1700
                                                          ----------------

Item 2.    Acquisition.
- - - ------     -----------

       Maclean Hunter Limited.
       ----------------------

On June 18, 1994, Comcast Corporation (the "Company") entered into a Share Purchase Agreement (the "Maclean Hunter Agreement") with Rogers Communications Inc. ("Rogers") to purchase the U.S. cable television and alternative access operations of Maclean Hunter Limited ("Maclean Hunter"). A copy of the Maclean Hunter Agreement was filed as Exhibit (a) (ii) (3) to the Company's Report on Form 10-Q for the period ended June 30, 1994. Maclean Hunter's U.S. cable television operations include systems in New Jersey, Michigan and Florida and provide service to approximately 550,000 cable subscribers.

As contemplated by the Maclean Hunter Agreement, on October 21, 1994, the Company entered into an Agreement and Plan of Share Exchange (as amended, the "Barden Agreement") with Barden Communications, Inc. ("BCI"), Don H. Barden and The Don H. Barden Revocable Trust, pursuant to which the Company agreed to acquire all of the outstanding shares of BCI. BCI holds interests in the partnerships that own, operate and manage the cable television system for the City of Detroit, Michigan. The remaining interests in those partnerships, other than a minority interest of less than 1%, are part of the U.S. cable television operations of Maclean Hunter.

On December 18, 1994, Comcast Cable Communications, Inc. ("Comcast Cable"), a wholly-owned subsidiary of the Company, the California Public Employees' Retirement System ("CalPERS") and the Company entered into an agreement (the "LLC Agreement") pursuant to which Comcast Cable and CalPERS agreed to invest approximately $305 million and $250 million, respectively, in a newly formed limited liability company (the "LLC") established to acquire and operate cable television systems (see below). The LLC is owned 55% by Comcast Cable and 45% by CalPERS and is managed by the Company. At any time after the LLC Agreement's seventh anniversary, or earlier under certain limited circumstances, CalPERS may elect to liquidate its interest in the LLC at a price based upon the fair value of CalPERS' interest in the LLC, adjusted, under certain circumstances, for certain performance criteria relating to the fair value of the LLC or to the Company's stock. Except in certain limited circumstances, Comcast Cable, at its option, may satisfy this liquidity arrangement by purchasing CalPERS' interest for cash or through the issuance of the Company's stock (subject to certain limitations) or by selling the LLC. At certain times after the LLC Agreement's eighth anniversary, Comcast Cable has the right to acquire for cash or through the issuance of the Company's stock (subject to certain limitations) CalPERS' interest in the LLC at a price based on the fair value of CalPERS' interest in the LLC, subject to certain adjustments. The Company has agreed to guarantee the obligations of Comcast Cable under the LLC Agreement.

On December 22, 1994, the Company assigned its rights and obligations under the Maclean Hunter Agreement and the Barden Agreement to Comcast MH Holdings, Inc. ("MH Holdings"), an indirect wholly-owned subsidiary of the LLC, and pursuant to the Maclean Hunter Agreement and the Barden Agreement, MH Holdings acquired the U.S. cable television and alternative access operations of Maclean Hunter and the outstanding shares of BCI (the "Acquisitions") for a total of approximately $1.24 billion (subject to certain adjustments) in cash which, together with funds for related expenses, was provided by the LLC ($555 million) and bank financing ($715 million), as described below. The purchase price was determined pursuant to arms-length negotiations.

In connection with the Acquisitions, MH Holdings entered into a credit agreement (the "Credit Agreement"), dated as of December 22, 1994, with The Chase Manhattan Bank (National Association), NationsBank of Texas, N.A. and the Toronto-Dominion Bank, as Arranging Agents, The Bank of New York, The Bank of Nova Scotia, Canadian Imperial Bank of Commerce and Morgan Guaranty Trust Company of New York, as Managing Agents, NationsBank of Texas, N.A., as Administrative Agent and several other banks. The Credit Agreement provides for a nine-year secured reducing revolving credit facility permitting borrowings of up to $850 million. The initial borrowing under the Credit Agreement to finance, in part, the Acquisitions was $715 million. The Credit Agreement contains representations and warranties, covenants, conditions and events of default which are customary for similar transactions. Under the terms of the Credit Agreement, borrowings thereunder are secured by the stock of MH Holdings and certain of its wholly-owned subsidiaries and bear interest at rates that are subject to certain adjustments based upon MH Holdings' ability to meet certain ratios.

Comcast Cable's investment in the LLC was primarily funded with the proceeds of a $300 million dividend from Comcast Cable Tri-Holdings, Inc. ("Tri-Holdings"), a wholly-owned subsidiary of Comcast Cable, which borrowed under its existing credit agreement (the "Tri-Holdings Credit Agreement") to make the dividend. The Tri-Holdings Credit Agreement, dated as of September 14, 1994, is among Tri-Holdings, The Bank of New York, The Chase Manhattan Bank (National Association), PNC Bank, National Association, as Managing Agents, and The Bank of New York, as Administrative Agent, and several other banks. The Tri-Holdings Credit Agreement contains representations and warranties, covenants, conditions and events of default which are customary for similar transactions. Under the terms of the Tri-Holdings Credit Agreement, borrowings thereunder are secured by the stock of Tri-Holdings and bear interest at rates that are subject to certain adjustments based upon Tri-Holdings' ability to meet certain ratios.

Item 5.    Other Events.
- - - ------     ------------

       QVC, Inc.
       --------

On November 18, 1994, the Company and Tele-Communications, Inc. ("TCI") extended the expiration date of their tender offer (the "Offer") to purchase all of the outstanding shares of common and preferred stock of QVC, Inc. ("QVC") to December 16, 1994.

On December 5, 1994, the Company and TCI announced that (i) the Federal Trade Commission ("FTC") had agreed that the information previously provided to the FTC constituted substantial compliance with the FTC's requests issued on August 24, 1994 and September 8, 1994 and (ii) accordingly, the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), applicable to the purchase of shares of QVC pursuant to the Offer expired on November 25, 1994 and the waiting period under the HSR Act applicable to the acquisition by the Company and TCI of the shares of the tender offer acquisition vehicle, QVC Programming Holdings, Inc. (the "Acquisition Vehicle Waiting Period"), would expire on December 6, 1994. However, in order to allow the FTC sufficient time to complete its review and continue discussions with the Company and TCI relating to the transaction, the Company and TCI have agreed to provide ten days' notice to the FTC prior to consummating the Offer. The Company and TCI have not yet determined when they intend to give such notice. In addition, there can be no assurance as to what action, if any, the FTC intends to take if such notice is given. On December 6, 1994, the Acquisition Vehicle Waiting Period expired.

On December 15, 1994, the Company and TCI extended the expiration date of the Offer to January 13, 1995 because all of the conditions to the Offer had not been satisfied. The Offer continues to be conditioned upon obtaining sufficient financing on terms satisfactory to purchase all of the outstanding shares pursuant to the Offer, to consummate the second step merger and to pay related fees and expenses. The Company and TCI are continuing to pursue arrangements providing for such financing. The Company anticipates that it will be necessary to again extend the expiration date of the Offer.

Although the Company believes the consummation of the QVC acquisition is probable, no assurances can be given that the acquisition will occur at all or occur in the manner described above.

Item 7.     Financial Statements and Exhibits.
- - - ------      ---------------------------------

   (a)  Financial Statements
        --------------------

        The Company's Pro Forma Condensed Consolidated Financial Statements and the Combined Financial Statements for the U.S. Cable Television Operations of Maclean Hunter, Inc. are included in this Report and are listed in the Index to Pro Forma Financial Information and Financial Statements included immediately after the Exhibit Index of this Report.

        The Consolidated Financial Statements for QVC, Inc. (formerly, QVC Network, Inc.) for the quarter ended July 31, 1994 are incorporated by reference to QVC, Inc.'s Quarterly Report on Form 10-Q for that period.

   (b)  Exhibits
        --------

Exhibit No.
- - - -----------

(10.1) Comcast MHCP Holdings, L.L.C. Amended and Restated Limited Liability Company Agreement, dated as of December 18, 1994, among Comcast Cable Communications, Inc., The California Public Employees' Retirement System and, for certain limited purposes, Comcast Corporation.

(10.2) Credit Agreement, dated as of December 22, 1994 among Comcast MH Holdings, Inc., the banks listed therein, The Chase Manhattan Bank (National Association), NationsBank of Texas, N.A. and The Toronto-Dominion Bank, as Arranging Agents, The Bank of New York, The Bank of Nova Scotia, Canadian Imperial Bank of Commerce and Morgan Guaranty Trust Company of New York, as Managing Agents and NationsBank of Texas, N.A., as Administrative Agent.

(10.3) Pledge Agreement, dated as of December 22, 1994, between Comcast MH Holdings, Inc. and NationsBank of Texas, N.A., as the secured party.

(10.4) Pledge Agreement, dated as of December 22, 1994, between Comcast Communications Properties, Inc. and NationsBank of Texas, N.A., as the Secured Party.

(10.5) Affiliate Subordination Agreement (as the same may be amended, modified, supplemented, waived, extended or restated from time to time, this "Agreement") dated as of December 22, 1994 among Comcast Corporation, Comcast MH Holdings, Inc., (the "Borrower"), any affiliate of the Borrower that shall have become a party thereto and NationsBank of Texas, N.A., as Administrative Agent under the Credit Agreement dated as of December 22, 1994, among the Borrower, the Banks listed therein, The Chase Manhattan Bank (National Association), NationsBank of Texas, N.A. and The Toronto-Dominion Bank, as Arranging Agents, The Bank of New York, The Bank of Nova Scotia, Canadian Imperial Bank of Commerce and Morgan Guaranty Trust Company of New York, as Managing Agents, and the Administrative Agent.

(10.6) Amendment to Agreement and Plan of Share Exchange, dated as of November 4, 1994, among Barden Communications, Inc., Comcast Corporation, and Don H. Barden and The Don H. Barden Revocable Trust.

(10.7) Second Amendment to Agreement and Plan of Share Exchange, dated as of November 16, 1994, among Barden Communications, Inc., Comcast Corporation, Don H. Barden and The Don H. Barden Revocable Trust.

(10.8) Registration Rights and Price Protection Agreement, as of December 22, 1994, by and between Comcast Corporation and The California Public Employees' Retirement System.

(10.9) First Amendment to Share Purchase Agreement, dated as of December 22, 1994, by and between Comcast Corporation and Rogers Communications Inc., to the Share Purchase Agreement dated June 18, 1994.

                                   SIGNATURE
                                   ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



Dated:  January 6, 1995                     COMCAST CORPORATION


                                         By:  /s/ Lawrence S. Smith
                                              -----------------------
                                              Lawrence S. Smith
                                              Senior Vice President

                                 EXHIBIT INDEX
                                 -------------

Exhibit No.                   Exhibit
- - - -----------                   -------

(10.1) Comcast MHCP Holdings, L.L.C. Amended and Restated Limited Liability Company Agreement, dated as of December 18, 1994, among Comcast Cable Communications, Inc., The California Public Employees' Retirement System and, for certain limited purposes, Comcast Corporation.

(10.2) Credit Agreement, dated as of December 22, 1994 among Comcast MH Holdings, Inc., the banks listed therein, The Chase Manhattan Bank (National Association), NationsBank of Texas, N.A. and the Toronto-Dominion Bank, as Arranging Agents, The Bank of New York, The Bank of Nova Scotia, Canadian Imperial Bank of Commerce and Morgan Guaranty Trust Company of New York, as Managing Agents and NationsBank of Texas, N.A., as Administrative Agent.

(10.3) Pledge Agreement, dated as of December 22, 1994, Comcast MH Holdings, Inc. and NationsBank of Texas, N.A., as the secured party.

(10.4) Pledge Agreement, dated as of December 22, 1994, between Comcast Communications Properties, Inc. and NationsBank of Texas, N.A., as the Secured Party.

(10.5) Affiliate Subordination Agreement (as the same may be amended, modified, supplemented, waived, extended or restated from time to time, this "Agreement") dated as of December 22, 1994 among Comcast Corporation, Comcast MH Holdings, Inc., (the "Borrower"), any affiliate of the Borrower that shall have become a party thereto and NationsBank of Texas, N.A., as Administrative Agent under the Credit Agreement dated as of December 22, 1994, among the Borrower, the Banks listed therein, The Chase Manhattan Bank (National Association), NationsBank of Texas, N.A. and The Toronto-Dominion Bank, as Arranging Agents, The Bank of New York, The Bank of Nova Scotia, Canadian Imperial Bank of Commerce and Morgan Guaranty Trust Company of New York, as Managing Agents, and the Administrative Agent.

(10.6) Amendment to Agreement and Plan of Share Exchange, dated as of November 4, 1994, among Barden Communications, Inc., Comcast Corporation, Don H. Barden and The Don H. Barden Revocable Trust.

(10.7) Second Amendment to Agreement and Plan of Share Exchange, dated as of November 16, 1994, among Barden Communications, Inc., Comcast Corporation, Don H. Barden and The Don H. Barden Revocable Trust.

(10.8) Registration Rights and Price Protection Agreement, as of December 22, 1994, by and between Comcast Corporation and The California Public Employees' Retirement System.

(10.9) First Amendment to Share Purchase Agreement, dated as of December 22, 1994, by and between Comcast Corporation and Rogers Communications Inc., to the Share Purchase Agreement dated June 18, 1994.

                              COMCAST CORPORATION
                   INDEX TO PRO FORMA FINANCIAL INFORMATION
                           AND FINANCIAL STATEMENTS


Comcast Corporation - Unaudited Pro Forma Financial Information
- - - ---------------------------------------------------------------

  Unaudited Pro Forma Financial Information                F- 1

  Unaudited Pro Forma Condensed Consolidated
  Balance Sheet - September 30, 1994                       F- 2

  Unaudited Pro Forma Condensed Consolidated Statements of
  Operations for the Nine Months ended September 30, 1994
  and Year ended December 31, 1993                         F- 3

  Notes to Unaudited Pro Forma Condensed Consolidated
  Financial Statements                                     F- 5

U.S. Cable Television Operations of Maclean Hunter, Inc.
- - - --------------------------------------------------------

Quarter Ended September 30, 1994
- - - --------------------------------

  Combined Balance Sheets as of September 30, 1994
  and December 31, 1993 (Unaudited)                        F-11

  Combined Statements of Operations for the Three
  and Nine Months ended September 30, 1994 and
  1993 (Unaudited)                                         F-12

  Combined Statements of Cash Flows for the
  Nine Months ended September 30, 1994 and
  1993 (Unaudited)                                         F-13

  Notes to Combined Financial Statements (Unaudited)       F-14

                              UNAUDITED PRO FORMA
                             FINANCIAL INFORMATION

On December 22, 1994, Comcast Corporation (the "Company") completed the previously announced purchase (the "Purchase") of the U.S. cable television and alternative access operations of Maclean Hunter Limited ("Maclean Hunter"). In addition, on August 4, 1994, the Company, together with a wholly owned subsidiary ("TCI Sub") of Tele-Communications, Inc., QVC Programming Holdings, Inc. ("Holdings"), a corporation to be wholly owned by the Company and TCI Sub, and QVC, Inc. ("QVC"), entered into a definitive merger agreement (the "Merger") pursuant to which Holdings launched a tender offer on August 11, 1994 to purchase all of the outstanding common and preferred stock of QVC. For a further description of the Purchase and the Merger and certain related transactions, see the notes to unaudited pro forma condensed consolidated financial statements.

The following unaudited pro forma condensed consolidated financial statements reflect the consolidated financial position of the Company, Maclean Hunter and QVC as of September 30, 1994, and their consolidated operations for the nine months ended September 30, 1994 and for the year ended December 31, 1993. See the notes to unaudited pro forma condensed consolidated financial statements for a description of the assumptions used in preparing these unaudited pro forma condensed consolidated financial statements.

Although the Company believes the consummation of the Merger is probable, there are no assurances that it will occur at all or occur in the manner assumed in the accompanying unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated balance sheet assumes the Purchase and the Merger occurred on September 30, 1994. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 1994 and for the year ended December 31, 1993 assume the Purchase and the Merger occurred on January 1, 1993.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with: 1) the historical consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1993 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994; 2) the historical combined financial statements of the U.S. Cable Television Operations of Maclean Hunter, Inc. as of and for the three years in the period ended December 31, 1993, included in the Company's Current Report on Form 8-K dated June 18, 1994 and filed November 2, 1994, and for the quarter ended September 30, 1994, included in this Current Report on Form 8-K; and 3) QVC's historical consolidated financial statements included in QVC's Annual Report on Form 10-K for the fiscal year ended January 31, 1994 and QVC's Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 1994 and, in each case, incorporated by reference in this Current Report on Form 8-K. The unaudited pro forma condensed consolidated statements of operations are not necessarily indicative of the results which actually would have occurred had the Purchase and the Merger occurred on the dates indicated or which may result in the future.

                              Comcast Corporation
           Unaudited Pro Forma Condensed Consolidated Balance Sheet
                              September 30, 1994
                            (Dollars in thousands)

                                                                            (B)           Maclean             The Company
                                                                          Maclean         Hunter               Pro Forma
                                                         The Company      Hunter        Pro Forma             with Maclean
                                                         Historical      Historical     Adjustments              Hunter
                                                         ----------      ----------     -----------              ------
ASSETS
- - - ------
Current Assets
 Cash, cash equivalents and
  short-term investments                                    $537,908      $93,778        ($95,212) (C.1.)         $536,474
 Accounts receivable, net                                     92,815       10,162                                  102,977
 Inventories                                                  11,041          536                                   11,577
 Deferred income taxes
 Other current assets                                         18,198        4,088                                   22,286
 Due from affiliates                                                       18,692         (18,692) (C.2.)
                                                         ------------   ----------    ------------              -----------
Total Current Assets                                         659,962      127,256        (113,904)                 673,314

Investments, principally in affiliates                       828,951                                               828,951

Property and Equipment, net                                1,040,779      185,956         229,920  (C.3.)        1,456,655

Deferred Income Taxes

Deferred Charges, net                                      2,434,392      141,426       1,266,818  (C.4.,9.)     3,842,636

Due from Affiliates                                                        38,949         (38,949) (C.2.)
                                                         ------------   ----------    ------------              -----------
                                                          $4,964,084     $493,587      $1,343,885               $6,801,556
                                                         ============   ==========    ============              ===========


LIABILITIES AND STOCKHOLDERS'
- - - -----------------------------
 (DEFICIENCY) EQUITY
 -------------------
Current Liabilities
 Accounts payable and accrued expenses                      $348,634      $38,504         $14,600  (C.10.)        $401,738
 Current portion of long-term debt                           136,731        9,390          (9,390) (C.5.)          136,731
 Due to affiliates                                                         25,373         (25,373) (C.2.)
                                                         ------------   ----------    ------------              -----------
Total Current Liabilities                                    485,365       73,267         (20,163)                 538,469

Long-term Debt, less current portion                       3,820,993       37,090         977,910  (C.5.,6.)     4,835,993

Deferred Income Taxes                                        936,537       41,523         471,336  (C.9.)        1,449,396

Minority Interest and Other                                  357,816        6,978         249,531  (C.7.)          614,325

Due to Affiliates                                                          93,607         (93,607) (C.2.)

Stockholders' (Deficiency) Equity
  Common stock                                               238,870                                               238,870
  Convertible preferred stock
  Additional capital                                         875,345      241,122        (241,122) (C.8.)          875,345
  (Accumulated deficit) retained earnings                 (1,792,534)                                           (1,792,534)
  Unrealized gains on marketable securities                   58,580                                                58,580
  Cumulative translation adjustments                         (16,888)                                              (16,888)
                                                         ------------   ----------    ------------              -----------
Total Stockholders' (Deficiency) Equity                     (636,627)     241,122        (241,122)                (636,627)
                                                         ------------   ----------    ------------              -----------
                                                          $4,964,084     $493,587      $1,343,885               $6,801,556
                                                         ============   ==========    ============              ===========
                                                            (E)                                  The Company
                                                                               QVC                Pro Forma
                                                            QVC             Pro Forma            with Maclean
                                                         Historical        Adjustments           Hunter & QVC
                                                         ----------        -----------           ------------
ASSETS
- - - ------
Current Assets
 Cash, cash equivalents and
  short-term investments                                     $49,537         ($285,707) (F.1.)     $300,304
 Accounts receivable, net                                    182,810                                285,787
 Inventories                                                 150,041                                161,618
 Deferred income taxes                                        57,981                                 57,981
 Other current assets                                          7,870                                 30,156
 Due from affiliates
                                                          -----------        ----------          -----------
Total Current Assets                                         448,239          (285,707)             835,846

Investments, principally in affiliates                         6,840           (78,287) (F.2.)      757,504

Property and Equipment, net                                   81,072                              1,537,727

Deferred Income Taxes                                         19,494           (19,494) (F.3.)

Deferred Charges, net                                        359,906         1,062,017  (F.4.,6.) 5,264,559

Due from Affiliates
                                                          -----------        ----------          -----------
                                                            $915,551          $678,529           $8,395,636
                                                          ===========        ==========          ===========

LIABILITIES AND STOCKHOLDERS'
- - - -----------------------------
 (DEFICIENCY) EQUITY
 -------------------
Current Liabilities
 Accounts payable and accrued expenses                      $317,211             ($180) (F.7.)     $718,769
 Current portion of long-term debt                             3,143                                139,874
 Due to affiliates
                                                          -----------        ----------          -----------
Total Current Liabilities                                    320,354              (180)             858,643

Long-term Debt, less current portion                           6,751         1,163,803  (F.5.)    6,006,547

Deferred Income Taxes                                                           36,610  (F.3.,6.) 1,486,006

Minority Interest and Other                                                     66,742  (F.7.)      681,067

Due to Affiliates

Stockholders' (Deficiency) Equity
 Common stock                                                    403              (403) (F.8.)      238,870
 Convertible preferred stock                                      56               (56) (F.8.)
 Additional capital                                          450,259          (450,259) (F.8.)      875,345
 (Accumulated deficit) retained earnings                     137,728          (137,728) (F.8.)   (1,792,534)
 Unrealized gains on marketable securities                                                           58,580
 Cumulative translation adjustments                                                                 (16,888)
                                                          -----------        ----------          -----------
Total Stockholders' (Deficiency) Equity                      588,446          (588,446)            (636,627)
                                                          -----------        ----------          -----------
                                                            $915,551          $678,529           $8,395,636
                                                          ===========        ==========          ===========

See notes to unaudited pro forma condensed consolidated financial statements

                              Comcast Corporation
      Unaudited Pro Forma Condensed Consolidated Statement of Operations
                     Nine Months Ended September 30, 1994
                 (Amounts in thousands, except per share data)


                                                                       (B)              Maclean                The Company
                                                                      Maclean           Hunter                  Pro Forma
                                                  The Company         Hunter           Pro Forma              with Maclean
                                                  Historical        Historical        Adjustments                Hunter
                                                  ----------        ----------        -----------                ------
Revenues, net                                     $1,015,087         $195,216             $                     $1,210,303
                                                 ------------       ----------        -----------              ------------

Operating, Selling, General and
 Administrative Expenses                             578,889          110,716                (992) (C.11.)         688,613
Depreciation and Amortization                        243,309           22,872              85,585  (C.12.)         351,766
                                                 ------------       ----------         -----------             ------------
                                                     822,198          133,588              84,593                1,040,379
                                                 ------------       ----------         -----------             ------------
Operating Income                                     192,889           61,628             (84,593)                 169,924

Investment (Income) Expense
 Interest expense                                    228,464            5,292              55,608  (C.13.)         289,364
 Investment income                                   (15,094)          (3,295)                                     (18,389)
 Equity in net losses of affiliates                   29,417                                                        29,417
 Minority interest and other                          (3,498)           4,203             (26,443) (C.14.)         (25,738)
                                                 ------------       ----------         -----------             ------------
                                                     239,289            6,200              29,165                  274,654
                                                 ------------       ----------         -----------             ------------
(Loss) Income Before Income Taxes                    (46,400)          55,428            (113,758)                (104,730)

Income Taxes (Benefit)                                  (621)          23,787             (55,181) (C.15.)         (32,015)
                                                 ------------       ----------         -----------             ------------
(Loss) Income from Continuing Operations            ($45,779)         $31,641            ($58,577)                ($72,715)
                                                 ============       ==========         ===========             ============
Loss from Continuing Operations Per Share             ($0.19)                                                       ($0.31)
                                                 ============                                                  ============
Weighted Average Number of the Company's
 Common Shares Outstanding During the Period         235,383                                                       235,383
                                                 ============                                                  ============
                                                     (E)                                         The Company
                                                                        QVC                       Pro Forma
                                                     QVC              Pro Forma                  with Maclean
                                                  Historical         Adjustments                 Hunter & QVC
                                                  ----------         -----------                 ------------
Revenues, net                                      $972,207              ($6,748) (F.9.)           $2,175,762
                                                  ----------         -----------                 ------------
Operating, Selling, General and
 Administrative Expenses                            822,896               (4,039) (F.9.)            1,507,470
Depreciation and Amortization                        31,877               34,914  (F.10.)             418,557
                                                  ----------         ------------                -------------
                                                    854,773               30,875                    1,926,027
                                                  ----------         ------------                -------------
Operating Income                                    117,434             (37,623)                      249,735

Investment (Income) Expense
 Interest expense                                     1,049              92,445  (F.11.)              382,858
 Investment income                                  (11,066)                                          (29,455)
 Equity in net losses of affiliates                  28,884               7,784  (F.12.)               66,085
 Minority interest and other                         34,800             (24,616) (F.13.)              (15,554)
                                                  ----------         -----------                  ------------
                                                     53,667              75,613                       403,934
                                                  ----------         -----------                  ------------
(Loss) Income Before Income Taxes                    63,767            (113,236)                     (154,199)

Income Taxes (Benefit)                               37,130             (47,239) (F.14.)              (42,124)
                                                  ----------         -----------                  ------------
(Loss) Income from Continuing Operations            $26,637            ($65,997)                    ($112,075)
                                                  ==========         ===========                  ============
Loss from Continuing Operations Per Share                                                              ($0.48)
                                                                                                  ============
Weighted Average Number of the Company's
 Common Shares Outstanding During the Period                                                          235,383
                                                                                                  ============

See notes to unaudited pro forma condensed consolidated financial statements

                              Comcast Corporation
      Unaudited Pro Forma Condensed Consolidated Statement of Operations
                         Year Ended December 31, 1993
                 (Amounts in thousands, except per share data)

                                                                       (B)            Maclean             The Company
                                                                     Maclean          Hunter               Pro Forma
                                                The Company           Hunter         Pro Forma            with Maclean
                                                 Historical         Historical      Adjustments              Hunter
                                                 ----------         ----------      -----------              ------
Revenues, net                                   $1,338,228           $258,666        $                     $1,596,894
                                               ------------        -----------     ------------         --------------
Operating, Selling, General and
 Administrative Expenses                           731,832            144,887           (1,172) (C.11.)      875,547
Depreciation and Amortization                      341,500             29,670          114,112  (C.12.)      485,282
                                              -------------        -----------     ------------         -------------
                                                 1,073,332            174,557          112,940             1,360,829
                                              -------------        -----------     ------------         -------------
Operating Income                                   264,896             84,109         (112,940)              236,065

Investment (Income) Expense
 Interest expense                                  347,448              7,703           73,497  (C.13.)      428,648
 Investment income                                 (29,249)            (2,962)                               (32,211)
 Equity in net losses of affiliates                 28,872                                                    28,872
 Minority interest and other                         1,467              5,023          (34,698) (C.14.)      (28,208)
                                              -------------        -----------     ------------         -------------
                                                   348,538              9,764           38,799               397,101
                                              -------------        -----------     ------------         -------------
(Loss) Income Before Income Taxes                  (83,642)            74,345         (151,739)             (161,036)

Income Taxes (Benefit)                              15,229             32,192          (73,372) (C.15.)      (25,951)
                                              -------------        -----------     ------------         -------------
(Loss) Income from Continuing Operations          ($98,871)           $42,153         ($78,367)            ($135,085)
                                              =============        ===========     ============         =============
Loss from Continuing Operations Per Share           ($0.46)                                                   ($0.63)
                                              =============                                             =============
Weighted Average Number of the Company's
 Common Shares Outstanding During the Period       213,939                                                   213,939
                                              =============                                              ============
                                                  (E)                                     The Company
                                                                      QVC                  Pro Forma
                                                  QVC               Pro Forma             with Maclean
                                               Historical          Adjustments            Hunter & QVC
                                               ----------          -----------            ------------
Revenues, net                                  $1,191,449             ($4,699)  (F.9.)       $2,783,644
                                              ------------         ------------             ------------
Operating, Selling, General and
 Administrative Expenses                        1,009,503               (4,699) (F.9.)        1,880,351
Depreciation and Amortization                      43,325               46,551  (F.10.)         575,158
                                              ------------         ------------             ------------
                                                1,052,828               41,852                2,455,509
                                              ------------         ------------             ------------
Operating Income                                  138,621              (46,551)                 328,135

Investment (Income) Expense
 Interest expense                                   4,252              120,380  (F.11.)         553,280
 Investment income                                 (9,542)                                      (41,753)
 Equity in net losses of affiliates                 2,118                                        30,990
 Minority interest and other                                           (16,349) (F.13.)         (44,557)
                                              ------------         ------------             ------------
                                                   (3,172)             104,031                  497,960
                                              ------------         ------------             ------------
(Loss) Income Before Income Taxes                 141,793             (150,582)                (169,825)

Income Taxes (Benefit)                             69,310              (56,069) (F.14.)         (12,710)
                                              ------------         ------------             ------------
(Loss) Income from Continuing Operations          $72,483             ($94,513)               ($157,115)
                                              ============         ============             ============
Loss from Continuing Operations Per Share                                                        ($0.73)
                                                                                            ============
Weighted Average Number of the Company's
 Common Shares Outstanding During the Period                                                    213,939
                                                                                            ============

See notes to unaudited pro forma condensed consolidated financial statements

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

Maclean Hunter
- - - --------------

A.   Summary of Transactions
     -----------------------

     On June 18, 1994, Comcast Corporation (the "Company") entered into a Share Purchase Agreement (the "Maclean Hunter Agreement") with Rogers Communications Inc. ("Rogers") to purchase (the "Maclean Hunter Purchase") the U.S. cable television and alternative access operations of Maclean Hunter Limited ("Maclean Hunter") through the purchase of the shares of Maclean Hunter, Inc. Maclean Hunter's U.S. cable television operations include systems in New Jersey, Michigan and Florida and provide service to approximately 550,000 cable subscribers.

     As contemplated by the Maclean Hunter Agreement, on October 21, 1994, the Company entered into an Agreement and Plan of Share Exchange (as amended, the "Barden Agreement") with Barden Communications, Inc. ("BCI"), Don H. Barden and The Don H. Barden Revocable Trust, pursuant to which the Company agreed to acquire all of the outstanding shares of BCI (the "Barden Purchase"). BCI holds interests in the partnerships that own, operate and manage the cable television system for the City of Detroit, Michigan. The remaining interests in those partnerships, other than a minority interest of less than 1%, are part of the U.S. cable television operations of Maclean Hunter.

     On December 18, 1994, Comcast Cable Communications, Inc. ("Comcast Cable"), a wholly-owned subsidiary of the Company, the California Public Employees' Retirement System ("CalPERS") and the Company entered into an agreement (the "LLC Agreement") pursuant to which Comcast Cable and CalPERS agreed to invest approximately $305 million and $250 million, respectively, in a newly formed limited liability company (the "LLC") established to acquire and operate cable television systems (see below). The LLC is owned 55% by Comcast Cable and 45% by CalPERS and is managed by the Company. At any time after the LLC Agreement's seventh anniversary, or earlier under certain limited circumstances, CalPERS may elect to liquidate its interest in the LLC at a price based upon the fair value of CalPERS' interest in the LLC, adjusted, under certain circumstances, for certain performance criteria relating to the fair value of the LLC or to the Company's stock. Except in certain limited circumstances, Comcast Cable, at its option, may satisfy this liquidity arrangement by purchasing CalPERS' interest for cash or through the issuance of the Company's stock (subject to certain limitations) or by selling the LLC. At certain times after the LLC Agreement's eighth anniversary, Comcast Cable has the right to acquire for cash or through the issuance of the Company's stock (subject to certain limitations) CalPERS' interest in the LLC at a price based on the fair value of CalPERS' interest in the LLC, subject to certain adjustments. The Company has agreed to guarantee the obligations of Comcast Cable under the LLC Agreement.

     On December 22, 1994, the Company assigned its rights and obligations under the Maclean Hunter Agreement and the Barden Agreement to Comcast MH Holdings, Inc. ("MH Holdings"), an indirect wholly-owned subsidiary of the LLC, and pursuant to the Maclean Hunter Agreement and the Barden Agreement, MH Holdings acquired the U.S. cable television and alternative access operations of Maclean Hunter and the outstanding shares of BCI (the "Acquisitions") for a total of approximately $1.24 billion (subject to certain adjustments) in cash which, together with funds for related expenses, was provided by the LLC ($555 million) and bank financing ($715 million), as described below. The purchase price was determined pursuant to arms-length negotiations.

     In connection with the Acquisitions, MH Holdings entered into a credit agreement (the "Credit Agreement"), dated as of December 22, 1994, with The Chase Manhattan Bank (National Association), NationsBank of Texas, N.A. and the Toronto-Dominion Bank, as Arranging Agents, The Bank of New York, The Bank of Nova Scotia, Canadian Imperial Bank of Commerce and Morgan Guaranty Trust Company of New York, as Managing Agents, NationsBank of Texas, N.A., as Administrative Agent and several other banks. The Credit Agreement provides for a nine-year secured reducing revolving credit facility permitting borrowings of up to $850 million. The initial borrowing under the Credit Agreement to finance, in part, the Acquisitions was $715 million. The Credit Agreement contains representations and warranties, covenants, conditions and events of default which are customary for similar transactions. Under the terms of the Credit Agreement, borrowings thereunder are secured by the stock of MH Holdings and certain of its wholly-owned subsidiaries and bear interest at rates that are subject to certain adjustments based upon MH Holdings' ability to meet certain ratios.

     Comcast Cable's investment in the LLC was primarily funded with the proceeds of a $300 million dividend from Comcast Cable Tri-Holdings, Inc. ("Tri-Holdings"), a wholly-owned subsidiary of Comcast Cable, which borrowed under its existing credit agreement (the "Tri-Holdings Credit Agreement") to make the dividend. The Tri-Holdings Credit Agreement, dated as of September 14, 1994, is among Tri-Holdings, The Bank of New York, The Chase Manhattan Bank (National Association), PNC Bank, National Association, as Managing Agents, and The Bank of New York, as Administrative Agent, and several other banks. The Tri-Holdings Credit Agreement contains representations and warranties, covenants, conditions and events of default which are customary for similar transactions. Under the terms of the Tri-Holdings Credit Agreement, borrowings thereunder are secured by the stock of Tri-Holdings and bear interest at rates that are subject to certain adjustments based upon Tri-Holdings' ability to meet certain ratios.

     Prior to the Maclean Hunter Purchase, the minority shareholders of Cable TV of Jersey City, Inc. ("Jersey City"), an indirect majority owned subsidiary of Maclean Hunter, who owned 20% of the outstanding common shares, sold their shares to a subsidiary of Maclean Hunter (the "Jersey City Purchase"). The purchase consideration for the Jersey City Purchase of approximately $14.6 million was paid on January 3, 1995.

B.   Basis of Presentation
     ---------------------

     Maclean Hunter, Inc. had historically operated a periodical publishing business and had been the holding company for all of Maclean Hunter Limited's other U.S. operations, which included cable television, business forms and periodical publishing. As contemplated by the Maclean Hunter Agreement, prior to the Maclean Hunter Purchase, Rogers removed the non-cable television and non-alternative access businesses of Maclean Hunter, Inc. Accordingly, when MH Holdings acquired the shares of Maclean Hunter, Inc., it only purchased the U.S. cable television and alternative access businesses.

     The historical combined financial statements of Maclean Hunter included in the unaudited pro forma condensed consolidated financial statements represent the historical net assets that the Company acquired and exclude the assets, liabilities and results of operations of the non-cable television and non-alternative access operations of Maclean Hunter, Inc.

C.   Pro Forma Adjustments
     ---------------------

     The following adjustments and elimination entries have been made to the unaudited pro forma condensed consolidated balance sheet to reflect the Maclean Hunter Purchase, Barden Purchase and Jersey City Purchase:

     1. Represents the net change in cash, cash equivalents and short-term investments resulting from the repayment of balances due to and due from affiliates (resulting in a net payment of $61.3 million based on such balances as of September 30, 1994), repayment of Maclean Hunter's historical long-term debt ($46.5 million) prior to the Maclean Hunter Purchase, and the cash requirements for the Maclean Hunter Purchase and Barden Purchase, including transaction costs ($1.252 billion), net of the proceeds from long-term borrowings ($1.015 billion)(See C.6. below) and the investment by CalPERS ($250 million).

     2.   Represents the repayment of balances due to and due from affiliates.

     3. Estimated fair value of the property and equipment acquired in the Maclean Hunter Purchase, Barden Purchase and Jersey City Purchase in excess of the book value of such property and equipment. The estimated fair value of the acquired property and equipment is subject to adjustment upon receipt by the Company of an independent appraisal of Maclean Hunter, BCI and Jersey City.

     4. Allocation of the Maclean Hunter, BCI and Jersey City purchase price to deferred charges ($932.2 million), principally to franchise costs and subscriber lists, partially offset by the elimination of Maclean Hunter's historical goodwill ($136.7 million). The purchase price allocation is subject to adjustment upon receipt by the Company of an independent appraisal of Maclean Hunter, BCI and Jersey City.

     5. Repayment of Maclean Hunter's historical long-term debt prior to the Maclean Hunter Purchase.

     6. Incurrence of additional long-term indebtedness under the Credit Agreement ($715 million) and the Tri-Holdings Credit Agreement ($300 million). Proceeds from these borrowings were used to fund, in part, the Maclean Hunter Purchase and Barden Purchase.

     7. Represents the minority interest related to the CalPERS investment ($250 million), offset, in part, by the elimination of the minority interests acquired in the Barden Purchase and Jersey City Purchase.

     8.   Elimination of Maclean Hunter's historical equity.

     9. Represents goodwill and deferred income taxes resulting from the differences in the book and tax bases of the assets of Maclean Hunter, BCI and Jersey City under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") ($471.3 million).

     10. Represents the liability for the Jersey City Purchase consideration which was paid on January 3, 1995.

     The following adjustments to the unaudited pro forma condensed consolidated statements of operations have been made to reflect the Maclean Hunter Purchase, Barden Purchase and Jersey City Purchase:

     11.  Elimination of historical management fees paid by Maclean Hunter.

     12. Represents additional depreciation and amortization expense resulting from the increased fair market value of the assets acquired in excess of their historical book value and amortization of goodwill recorded under SFAS 109, offset, in part, by the elimination of Maclean Hunter's historical goodwill amortization. Depreciation expense assumes an estimated remaining average property and equipment life of 8 years. Amortization expense assumes an estimated average life for deferred charges, principally franchise costs and subscriber lists, and goodwill of 12 years and 40 years, respectively. Debt issuance costs are amortized over the term of the related debt.

     13. Represents the increase in interest expense due to the incurrence of additional long-term indebtedness as a result of the Maclean Hunter Purchase and Barden Purchase, at an interest rate of 8.0%, offset, in part, by the elimination of Maclean Hunter's historical interest expense on balances due to affiliates and long-term debt.

     14. Represents the minority interest resulting from CalPERS' 45% interest in the LLC, net of tax, and the elimination of the acquired minority interests in the Barden Purchase and Jersey City Purchase.

     15. Represents the adjustments to the tax provision resulting from the above pro forma adjustments.


QVC
- - - ---

D.   Summary of Transactions
     -----------------------

     On August 4, 1994, the Company, together with a wholly owned subsidiary ("TCI Sub") of Tele-Communications, Inc. ("TCI"), QVC Programming Holdings, Inc. ("Holdings"), a Delaware corporation to be wholly owned by the Company and TCI Sub, and QVC, Inc. ("QVC"), entered into a definitive merger agreement (the "Merger Agreement") pursuant to which Holdings launched a tender offer (the "Offer") on August 11, 1994, to purchase all of the outstanding shares of common and preferred stock (the "Shares") of QVC at $46 per share of common stock and $460 per share of preferred stock.

     The Offer is conditioned upon, among other things: (i) there being validly tendered and not withdrawn prior to the expiration date of the Offer, which is currently January 13, 1995, Shares which, together with the Shares agreed to be contributed to Holdings by the Company and TCI Sub pursuant to the Joint Bidding Agreement described below, represent at least a majority of the outstanding shares of common stock on a fully diluted basis, (ii) Holdings having obtained sufficient financing on terms satisfactory to it to purchase all of the outstanding Shares pursuant to the Offer, consummate the merger of its wholly-owned subsidiary and QVC contemplated by the Merger Agreement (the "Merger") and pay related fees and expenses, and (iii) expiration of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"). Although all applicable waiting periods under the HSR Act have expired, the Company and TCI have agreed to provide ten days' notice to the Federal Trade Commission ("FTC") prior to consummating the Offer in order to allow the FTC sufficient time to complete its review and continue discussions with the Company and TCI relating to the transaction. The Company and TCI Sub have not yet determined when they intend to give such notice. In addition, there can be no assurance as to what action, if any, the FTC intends to take if such notice is given.

     On August 4, 1994, the Company, TCI Sub and TCI entered into a letter agreement (the "Joint Bidding Agreement"), as amended, pursuant to which the Company and TCI Sub agreed, among other things, to contribute certain cash and Shares to Holdings for the purpose of acquiring QVC in the Offer. Pursuant to the Joint Bidding Agreement, following the Merger, Comcast and TCI Sub will own approximately 57.4% and 42.6%, respectively, of Holdings.

     Although the Company believes the consummation of the QVC acquisition is probable, no assurances can be given that the acquisition will occur at all or occur in the manner assumed in the accompanying unaudited pro forma condensed consolidated financial statements.

E.   Basis of Presentation
     ---------------------

     QVC's fiscal year ends on January 31. Accordingly, the historical financial position and results of operations of QVC presented in the unaudited pro forma condensed consolidated financial statements are presented two months in arrears. The historical balance sheet of QVC included in the unaudited pro forma condensed consolidated balance sheet is as of July 31, 1994. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 1994 and for the year ended December 31, 1993 include QVC's historical results of operations for the nine months ended July 31, 1994 and for the year ended October 31, 1993, respectively.

F.  Pro Forma Adjustments
    ---------------------

     The following adjustments and elimination entries have been made to the unaudited pro forma condensed consolidated balance sheet to reflect consummation of the QVC acquisition and the transactions contemplated under the Joint Bidding Agreement:

     1. Represents the Company's estimated cash contribution to fund, in part, the Offer.

     2. Elimination of the Company's historical net investment in QVC's common stock.

     3. Reclassification of QVC's historical long-term deferred income tax assets to long-term deferred income tax liabilities.

     4. Primarily, the allocation of the QVC purchase price to deferred charges ($1.010 billion), principally to goodwill and cable television distribution rights. The purchase price allocation is subject to adjustment upon receipt by the Company of an independent appraisal of QVC.

     5. Incurrence of additional long-term indebtedness under a revolving credit and term loan agreement with banks and the offering of Holdings' senior subordinated debentures. Proceeds from these borrowings are to be used to finance the Offer.

     6. Represents goodwill and deferred income taxes resulting from the difference in the book and tax bases of the QVC assets acquired, under the provisions SFAS 109 ($56.1 million).

     7. Represents the minority interest related to TCI Sub's cash and stock contributions (recorded at TCI Sub's historical basis) ($70.9 million) offset, in part, by the elimination of certain revenues from QVC deferred by the Company and Maclean Hunter.

     8.   Elimination of QVC's historical equity.

The following adjustments to the unaudited pro forma condensed consolidated statements of operations have been made to reflect the consummation of the QVC acquisition and the transactions contemplated under the Joint Bidding Agreement:

     9. Elimination of commissions and other payments by QVC to the Company and Maclean Hunter.

     10. Represents additional amortization expense resulting from the increased fair market value of the assets acquired in excess of their historical book value and amortization of goodwill. Amortization expense assumes an estimated average life of 30 years for goodwill and 10 years for cable television distribution rights. Debt issuance costs are amortized over the estimated term of the related debt.

     11. Represents the increase in interest expense due to the incurrence of additional long-term indebtedness, assuming a weighted average interest rate of 10.3%.

     12. Elimination of the Company's historical equity in the net income of QVC. The Company commenced equity method accounting for its investment in QVC effective January 1, 1994.

     13. Represents the minority interest resulting from TCI Sub's 42.6% interest in Holdings, net of tax.

     14. Represents the adjustments to the tax provision resulting from the above pro forma adjustments.

U.S. Cable Television Operations of Maclean Hunter, Inc.


                                               COMBINED BALANCE SHEETS
                                             [thousands of U.S. dollars]
                                                     [Unaudited]

                                        September 30               December 31
                                           1994                       1993
                                             $                          $
ASSETS
Current assets
Cash and cash equivalents                  93,778                     83,806
Accounts receivable, net                   10,162                      9,921
Prepaid charges and other                   4,624                      3,072
Due from affiliates                        18,692                     10,792
                                          -------                  ---------
Total current assets                      127,256                    107,591

Property and equipment, net               185,956                    185,428
Goodwill, net                             136,699                    140,047
Deferred charges and other assets, net      4,727                      4,544
Due from affiliates                        38,949                     38,949
                                          -------                  ---------
                                          493,587                    476,559
                                          =======                  =========

LIABILITIES AND NET EQUITY
Current liabilities
Accounts payable and accrued liabilities   33,576                     29,849
Income and other taxes payable              4,928                      6,176
Due to affiliates                          25,373                     15,865
Current portion of long-term debt           9,390                      7,043
                                          -------                  ---------
Total current liabilities                  73,267                     58,933

Equipment deposits and other
  long-term liabilities                     3,765                      3,741
Due to affiliates                          93,607                     99,306
Long-term debt                             37,090                     46,480
Deferred income taxes                      41,523                     42,311
Minority interest                           3,213                     15,039
                                          -------                  ---------
Total liabilities                         252,465                    265,810

Contingencies

Net equity                                241,122                    210,749
                                          -------                  ---------
                                          493,587                    476,559
                                          =======                  =========

See accompanying notes

U.S. Cable Television Operations of Maclean Hunter, Inc.

                       COMBINED STATEMENTS OF OPERATIONS
                        Quarter Ended September 30, 1994
                          [thousands of U.S. dollars]
                                  [Unaudited]

                                               Three Months Ended           Nine Months Ended
                                                  September 30                September 30
                                              --------------------        ---------------------
                                                1994       1993             1994        1993
                                                  $          $                $           $
Revenue                                          65,242     63,933          195,216     194,214

Operating expenses                              (36,059)   (36,332)        (110,716)   (108,699)
Depreciation and amortization                    (7,628)    (5,246)         (22,872)    (22,138)
                                              --------------------        ---------------------
Operating income                                 21,555     22,355           61,628      63,377

Intercompany interest expense, net               (1,188)    (1,264)          (3,325)     (3,793)

Other income, net                                 1,190      1,558            3,295       2,202

External interest expense                          (714)      (675)          (1,967)     (2,047)

Minority interest                                (1,358)    (1,429)          (4,203)     (3,774)
                                              --------------------        ---------------------
Income before income taxes and cumulative
   effect of accounting change                   19,485     20,545           55,428      55,965

Income taxes                                     (8,268)    (8,653)         (23,787)    (21,528)
                                              --------------------        ---------------------

Income before cumulative effect
   of accounting change                          11,217     11,892           31,641      34,437

Cumulative effect of accounting change               -          -                -        5,023
                                              --------------------        ---------------------

Net income                                       11,217     11,892           31,641      39,460
                                              ====================        =====================

See accompanying notes

U.S. Cable Television Operations of Maclean Hunter, Inc.

                       COMBINED STATEMENTS OF CASH FLOWS
                       Quarter Ended September 30, 1994
                          [thousands of U.S. dollars]
                                  [Unaudited]

                                                        Nine Months Ended
                                                          September 30
                                                     -----------------------
                                                       1994           1993
                                                        $              $
OPERATING ACTIVITIES
Net income                                             31,641         39,460
Non-cash items included in net income
  Depreciation and amortization                        22,872         22,138
  Deferred income tax benefit                              (4)        (7,138)
  Minority interest                                     4,203          3,774
                                                     ---------      ---------
                                                       58,712         58,234
Net change in non-cash working capital
  balances related to operations                         (366)           873
                                                     ---------      ---------
Cash provided by operating activities                  58,346         59,107
                                                     ---------      ---------

FINANCING ACTIVITIES
Debt repayments                                        (7,043)        (5,907)
Change in amounts due to/from affiliates              (14,092)       (12,122)
Distribution to Barden Communications Inc.             (5,000)            -
Advances to non-cable subsidiaries                     (1,268)          (255)
                                                     ---------      ---------
Cash used in financing activities                     (27,403)       (18,284)
                                                     ---------      ---------

INVESTING ACTIVITIES
Additions to property and equipment                   (20,851)       (17,342)
Other                                                    (120)           592
                                                     ---------      ---------
Cash used in investing activities                     (20,971)       (16,750)
                                                     ---------      ---------

Net increase in cash and cash equivalents               9,972         24,073

Cash and cash equivalents, beginning of period         83,806         56,947
                                                     ---------      ---------
Cash and cash equivalents, end of period               93,778         81,020
                                                     =========      =========

See accompanying notes

U.S. Cable Television Operations of Maclean Hunter, Inc.

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                [tabular figures in thousands of U.S. dollars]
                                  [Unaudited]

Quarter Ended September 30, 1994


1.    BASIS OF PRESENTATION

Between April 7 and June 20, 1994, Rogers Communications Inc. ["Rogers"] acquired all of the issued and outstanding common shares of Maclean Hunter Limited. All shares of Maclean Hunter Limited acquired had been deposited in trust pursuant to a voting trust agreement between Rogers and the Honourable Pierre Juneau, P.C., O.C. The shares remained in trust until various regulatory authorities in both the United States and Canada provided their respective approvals to the acquisition by Rogers of control of Maclean Hunter Limited and its subsidiaries in December 1994. Upon receipt of regulatory approval, the shares were transferred to Rogers, at which time Rogers caused Maclean Hunter Limited to be dissolved, and its assets and liabilities to be transferred to Rogers.

On June 18, 1994, Rogers entered into an agreement [the "Maclean Hunter Agreement"] with Comcast Corporation ["Comcast"] under which Rogers agreed to sell to Comcast all of the shares of Maclean Hunter, Inc., a wholly-owned subsidiary of Maclean Hunter Limited. The closing of this sale to an indirect majority-owned subsidiary of Comcast ["MH Holdings"] occurred on December 22, 1994 following the dissolution of Maclean Hunter Limited, at which time all of the shares of Maclean Hunter, Inc. were owned directly by Rogers [see note 9].

Maclean Hunter, Inc. had historically operated a periodical publishing business as well as being the holding company for all of Maclean Hunter Limited's other U.S. operations, which include cable television, business forms and periodical publishing. Under the Maclean Hunter Agreement, Rogers removed the non-cable television and non-alternative access businesses of Maclean Hunter, Inc. prior to the closing of the sale to MH Holdings. Accordingly, when
MH Holdings acquired the shares of Maclean Hunter, Inc., it purchased only the U.S. cable television and alternative access businesses.

These combined financial statements of the U.S. Cable Television Operations of Maclean Hunter, Inc. [the "Company"] have been prepared to provide historical financial information related to the net assets which Comcast acquired. Accordingly, the assets, liabilities and results of operations of the non-cable television and non-alternative access operations of Maclean Hunter, Inc. have been excluded from these combined financial statements.

In addition, these combined financial statements include the accounts of Barden Cablevision [the "Partnership"], which holds the franchise to operate a cable television system in the City of Detroit, Michigan. Maclean Hunter, Inc., through wholly-owned subsidiaries, had an approximate 59% equity interest in the Partnership as of September 30, 1994. Maclean Hunter, Inc. also had a contract to direct the day-to-day management of the Partnership. As described in note 9, MH Holdings ultimately acquired the remaining equity and voting interest in the Partnership other than a minority interest of less than 1%.

The combined balance sheet at December 31, 1993 has been prepared from the audited combined balance sheet at that date. The combined balance sheet at September 30, 1994, the combined statements of operations for the three and nine months ended September 30, 1994 and 1993 and the combined statements of cash flows for the nine months ended September 30, 1994 and 1993 have been prepared by the Company and have not been audited by the Company's Independent Auditors. In the opinion of management, all adjustments [which include only normal recurring adjustments and the adjustment described in note 2] necessary to present fairly the financial position, results of operations and cash flows at September 30, 1994 and for all periods presented have been made.

Certain information and note disclosures normally included in the Company's annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. These combined financial statements should be read in conjunction with the Company's December 31, 1993 audited financial statements and notes thereto included in Comcast's Current Report on Form 8-K, dated June 18, 1994, filed with the Securities and Exchange Commission on November 2, 1994. The results of operations for the periods ended September 30, 1994 are not necessarily indicative of operating results for the full year.

2.  NEW ACCOUNTING PRONOUNCEMENT

Income taxes are provided using the liability method prescribed by Statement of Financial Accounting Standards ["SFAS"] No. 109, "Accounting for Income
Taxes," which the Company adopted January 1, 1993. The cumulative effect of adopting SFAS No. 109 as of January 1, 1993 was to increase net income by $5,023,000.

3.  CHANGE IN ESTIMATE

During fiscal 1993, the Company completed a comprehensive review of depreciation rates taking account of historical experience and of accepted industry practice. As a result of this review, the Company revised, on a prospective basis, the remaining period over which certain of its assets would be depreciated in order to better reflect management's estimate of the remaining useful lives of the assets and to make the depreciation rates consistent with those used by other companies in the industry.

The Company now depreciates all of its head-ends, system plant and subscriber installations over fifteen years, compared to the seven-and ten-year periods that were previously used for such assets by certain subsidiaries. This change was effective July 1, 1993. In addition, converters and decoders are now depreciated over periods of six to eight years compared to five years previously. This change was effective January 1, 1993.

4.  CONTINGENCIES

The Company is subject to claims which arise in the ordinary course of its business and other legal proceedings. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Company.

5.  NET EQUITY

Net equity consists of the following:

                                               1994
                                                 $
Net equity, beginning of period               210,749
Net income                                     31,641
Advances to non-cable subsidiaries, net        (1,268)
                                              -------

Net equity, end of period                     241,122
                                              -------

6.  1992 CABLE ACT

On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 [the "1992 Cable Act"], which, among other provisions, requires rates for certain levels of cable service to be regulated, either by the local franchising authority or the Federal Communications Commission ["FCC"]. The FCC issued detailed rules for implementation of rate regulation in May 1993 and the regulations became effective on September 1, 1993. Following a thorough and exhaustive review of the new regulations, all of the Company's cable operations implemented the new rules on the due date, resulting in a reduction in revenue and cash provided by operating activities of approximately $2.2 million in the last four months of 1993, and approximately $5.2 million in the first nine months of 1994.

In February 1994, the FCC announced an additional set of regulations which generally became effective May 15, 1994. The Company has completed its review of these latest regulations and has implemented them where applicable on the due date.

The Company believes it has taken all actions necessary to comply with the 1992 Cable Act and with all FCC regulations issued to date. However, it is unable to determine whether the FCC and other regulatory authorities will concur that the actions taken to date were appropriate.

The regulations also contain restrictions on future rate increases for the regulated levels of cable service. Accordingly, future revenue growth will have to come from unregulated services and new subscribers to a greater degree than has been the case in the past.

On November 10, 1994, the FCC announced its "Going Forward" rules which, among other things, permit cable operators to charge an additional $0.20 per month per channel for channels added to the cable programming services tier, up to a maximum of six channels, and may recover an additional $0.30 in fees paid to programmers for such channels. The ruling applies to channels added between May 15, 1994 and December 31, 1996 and is effective January 1, 1995. The Company is currently reviewing the ruling and is unable to predict the effect on its future results of operations.

7.  DISTRIBUTION TO PARTNER

On July 28, 1994, the Partnership made a distribution of $5,000,000 to Barden Communications Inc. ["BCI"], which has a 40% equity interest and voting control in the Partnership. This distribution was funded by an advance from Maclean Hunter, Inc.

8.  AGREEMENT TO ACQUIRE BCI

On May 13, 1994, the partnership agreement governing the affairs of the Partnership was amended. Included in this amendment was a provision which granted an option to the owners of BCI to elect to sell their shares of BCI to Maclean Hunter, Inc. or an affiliate once a buyer was identified for Maclean Hunter, Inc.'s cable operations, at a price proportionate to the price that the buyer agreed to pay for such operations. Following the agreement between Rogers and Comcast referred to in note 1, this option was exercised on June 29, 1994. Pursuant to the exercise of this option, Rogers was to negotiate a formal purchase agreement whereby Maclean Hunter, Inc. or an affiliate would purchase all of the outstanding shares of BCI. However, it was subsequently agreed that Comcast would purchase directly all of the outstanding shares of BCI in connection with its purchase of the shares of Maclean Hunter, Inc. [see note 9].

9.  OTHER EVENTS

On October 21, 1994, Comcast entered into an Agreement and Plan of Share Exchange [as amended, the "Barden Agreement"] with BCI, Don H. Barden and The Don H. Barden Revocable Trust, pursuant to which Comcast agreed to acquire all of the outstanding shares of BCI [see below].

In November, 1994, the minority shareholders of Cable TV of Jersey City, Inc., who owned 20% of the outstanding common shares, sold their shares to a subsidiary of Maclean Hunter, Inc., for purchase consideration of approximately $14.6 million, which was paid on January 3, 1995.

On December 22, 1994, Comcast assigned its rights and obligations under the Maclean Hunter Agreement and the Barden Agreement to its indirect majority-owned subsidiary [the "Comcast Sub"], and pursuant to the Maclean Hunter Agreement and the Barden Agreement, the Comcast Sub acquired the Company and the outstanding shares of BCI for a total of approximately $1.24 billion [subject to certain adjustments] in cash.